Exhibit 10.1
[Jazz Pharmaceuticals Letterhead]

January 30, 2024

Philip Johnson
[address on file]

Re:    Offer of employment with Jazz Pharmaceuticals
Dear Philip,
As discussed, I am very pleased to invite you to join the Jazz Pharmaceuticals group. This letter sets out the terms of your employment with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals” or the “Company”).

1. Position, Location and Responsibilities. Your initial assignment will be as Executive Vice President and Chief Financial Officer, reporting to me. This offer is for a full time position, and is a home-based role located in the United States. In this position, you will perform all duties and responsibilities of your position, and you will be a member of the Executive Committee. This position will require periodic domestic and international business travel as necessary to fulfill your responsibilities. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect during your employment.
2. Base Salary, Sign-On Bonus and Annual Bonus. Your initial annual base salary rate will be $700,000.00, less all applicable deductions and withholdings and payable in accordance with Jazz Pharmaceuticals’ customary payroll practices. As an exempt employee, you will be paid on a salaried basis and you will be expected to work the number of hours required to do your job well and you are not eligible for overtime compensation. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices; we have a Company-wide performance review process that takes place early in each calendar year.
You will be eligible to receive a cash sign-on bonus in the amount of USD $150,000.00 subject to applicable tax withholdings and paid within 30 days of your date of hire. Receipt of your sign-on bonus will be contingent upon you signing a Sign-On Bonus Repayment Agreement under which you will be required to repay the full sign-on bonus if your employment terminates prior to your 24-month anniversary of your start date under the terms and conditions set forth in the Sign-On Bonus Repayment Agreement. The Sign-On Bonus Repayment Agreement will be reviewed and signed in the Onboarding Portal.

You will be eligible for consideration of an annual bonus, and in this position, your annual target bonus will be sixty percent (60%) of your annual base salary rate, pursuant to the Jazz Pharmaceuticals Global Cash Bonus Plan. The amount of your bonus will be based on the Company’s level of achievement of its annual objectives, and on your level of achievement of your objectives. Bonuses are not guaranteed, and whether there will be a bonus in any year, and the amount of any bonus, is within the discretion of the Board of Directors of Jazz Pharmaceuticals plc. The Global Cash Bonus Plan year runs January through December, and annual bonus awards are typically paid in the first quarter of the following year. Your bonus for 2024 will be prorated due to your partial year of employment and in accordance with your start date.

3. Employee Benefits. You generally will be eligible to participate in all employee benefits which are extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance and other benefits offered to regular employees, subject to the terms and conditions of the benefit plans. You will be eligible for paid time off and holidays in accordance with Jazz Pharmaceuticals’ policies, and you will be deemed a participant in the Jazz Pharmaceuticals Amended and Restated Executive Change in Control and Severance Benefit Plan.
4. New Hire Equity Awards. Your offer includes eligibility to receive a new hire equity award with a grant date value of $4,000,000.00, of which $2,000,000.00 will be in the form of Restricted Stock Units (“RSUs”) and $2,000,000.00 will be in the form of Performance Stock Units (“PSUs”), giving you a right to receive Jazz Pharmaceuticals plc ordinary shares at a future date, subject to approval by the Compensation and Management Development Committee (“CMDC”), the terms and conditions of the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan, and the terms and conditions of the applicable award agreements. Your new hire RSUs will vest in four equal annual installments, subject to your continued employment through each vesting date. Your new hire PSUs will vest based on the achievement of certain pre-established financial and/or strategic performance goals as determined at the end of the applicable performance period (typically, three years) by the Jazz Board of Directors.
The RSUs and PSUs will be granted on the second trading day following the filing date of the Company’s next quarterly or annual report filed with the U.S. Securities and Exchange Commission following your start date in accordance with the Company’s Equity Incentive Grant Policy. Each of your new hire RSUs and PSUs will be converted from the dollar value shown above to a number of units based on the average closing price of Jazz plc common shares for the 30-day period ending the day prior to the grant date.
In addition, as part of the annual compensation review, you may receive annual equity awards subject to approval by the CMDC.
5. Confidential Information and Inventions Agreement, Outside Employment. To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, it is a condition of employment that you sign and comply with Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Jazz Pharmaceuticals does not want to receive the confidential or proprietary information of others, and does not want you to use such information in the course of your employment with us, and Jazz Pharmaceuticals will support you in respecting your lawful obligations to prior employers. By accepting this offer, you are representing to Jazz Pharmaceuticals that your employment with Jazz Pharmaceuticals and the performance of your duties will not violate any agreements you may have with, or trade secrets of, any third parties. You agree that, during your employment with Jazz Pharmaceuticals and in accordance with our Outside Employment policy, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify me (for review and approval) if you are considering accepting or continuing outside work, including self-employment, consulting arrangements, or any roles on any Boards of Directors.

6. Code of Conduct. Jazz Pharmaceuticals is committed to integrity and the pursuit of excellence in all we do. We fulfill these commitments while upholding a high level of ethical conduct. The Code of Conduct is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the Company and its subsidiaries and their employees, officers and directors. It is a condition of employment that you read, agree to and sign Jazz Pharmaceuticals’ Code of Conduct in the first week of employment. If you have questions about the Code of Conduct, please let Human Resources know and we will ensure that you receive answers to your inquiries as quickly as possible.
7. At-Will Employment Status. Should you decide to accept our offer, you will be an “at-will” employee of Jazz Pharmaceuticals. This means that either you or Jazz Pharmaceuticals may terminate the employment relationship at any time, with or without cause, and with or without advance notice. Due to your at-will employment status, Jazz Pharmaceuticals also retains the discretion to modify the terms and conditions of your employment (with exception of your at-will status), including but not limited to your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”.
8. Authorization To Work. Federal government regulations require that all employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. Your employment is contingent on your ability to prove your identity and authorization to work in the United States, and your compliance with the government’s employment verification requirements.
9. Offer Contingencies. This offer is contingent upon satisfactory completion (as determined by the Company) of your background and reference checks, including but not limited to verification of previous employment record, academic achievement and criminal background.
10. Complete Offer and Agreement. This letter, including the Employee Confidential Information and Inventions Agreement referenced herein, contains our complete understanding and agreement regarding the terms of your employment with Jazz Pharmaceuticals, and it is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. There are no other, different or prior agreements or understandings on this or related subjects.
11. Start Date, Acceptance of Offer. Let’s continue to discuss your start date with the aim to finalize your start date by end of this week. To accept our offer of employment, please sign the enclosed copy of this letter in the space provided below by the close of business on Friday February 2, 2024.
Philip, we are impressed by your accomplishments and potential, and we are enthusiastic at the prospect of you joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Jazz Pharmaceuticals.

If you have any questions about this letter, please let me know or feel free to contact Heidi Manna, our Chief People Officer.

Sincerely,

/s/ Bruce C. Cozadd
Bruce Cozadd
Chairman & CEO

ACCEPTANCE OF EMPLOYMENT OFFER:

I hereby accept the offer of employment by Jazz Pharmaceuticals on the terms set forth in this letter.

Signature: /s/ Philip L. Johnson

Date:    06 February 2024